Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

     We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Resources, Inc. for the year ended December 31, 2020.

     We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Weir International, Inc.

/s/ Fran X. Taglia

President

February 5, 2021